Exhibit 99.4

BAJA AQUA FARMS, S.A. DE C.V.

INDEX TO UNAUDITED RESTATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

1

BAJA AQUA FARMS, S.A DE C.V.

CONDENSED CONSOLIDATED RESTATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS:
Current assets:
Cash and cash equivalents	$2,872	$610
Accounts receivable, trade, net	508	613
Accounts receivable, related parties	668	189
Inventories	21,859	10,510
Refundable value added tax	767	952
Prepaid expenses and other current assets	208	599
Total current assets	26,882	13,473

Other assets	—	6
Property, machinery and equipment, net	3,776	3,166
Total assets	$30,658	$16,645

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Short-term borrowings	$3,205	$—
Accounts payable, trade	3,810	2,590
Accounts payable, related parties	12,291	2,157
Income taxes payable	10	533
Deferred income taxes	55	53
Total current liabilities	19,371	5,333
Other liabilities	—	5,675
Due to related parties	—	23,302
Total liabilities	19,371	34,310

Stockholders’ Equity:
Common stock without par value, 898,080 and 2,298,260 shares authorized, issued and outstanding at September 30, 2010 and December 31, 2009, respectively	33,330	12,291
Additional paid-in capital	68	68
Accumulated deficit	(22,813)	(30,112)
Subtotal	10,585	(17,753)
Noncontrolling interest in Marpesca	702	88
Total equity	11,287	(17,665)
Total liabilities and stockholders’ equity	$30,658	$16,645

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

BAJA AQUA FARMS, S.A DE C.V.

CONDENSED CONSOLIDATED RESTATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Net revenue	$5,899	$7,820
Cost of goods sold	(6,838)	(6,474)
Gross profit	(939)	1,346

General and administrative expenses	(2,342)	(2,620)

Operating loss	(3,281)	(1,274)

Loss from foreign currency remeasurements	(911)	(354)
Gain on sale of fixed assets	2	1,560
Interest expense, net	(60)	(277)
Gain on insurance settlement	1,097	900
Other income (expense), net	(323)	(92)
Income before income tax expense	(3,476)	463
Income tax expense	—	(36)
Net income (loss)	(3,476)	427
Add (subtract) net loss (gain) attributable to non-controlling interest in Marpesca	614	(538)
Net income (loss) attributable to Baja Aqua Farms stockholders	$(2,862)	$(111)

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

BAJA AQUA FARMS, S.A DE C.V.

CONDENSED CONSOLIDATED RESTATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Baja Aqua Farms S.A. Stockholders’	Non- Controlling Interest in	Total
	Shares	Amount	Capital	Deficit	Equity	Marpesca	Equity
Balance, December 31, 2009	2,298	$12,291	$68	$(30,112)	$(17,753)	$88	$(17,665)

Sale of RMG to Corposa	—	(1,335)	—	10,775	9,440	—	9,440

Purchase of 70% interest in Baja by Corposa	188,803	24,542	—	—	24,542	—	24,542

Additional capital contribution by Holshyrna related to Corposa buy-in	200	3,144	—	—	3,144	—	3,144

Adjustment of capital to Corposa and Holshyrna and cancellation of shares	(190,699)	(5,312)	—	—	(5,312)	—	(5,312)

Purchase of 33% interest in Baja by Umami	296	7,670	—	—	7,670	—	7,670

Reimbursement of capital to Corposa	—	(7,670)	—	—	(7,670)	—	(7,670)

Net income (loss)	—	—	—	(3,476)	(3,476)	614	(2,862)

Balance, September 30, 2010	898	$33,330	$68	$(22,813)	$10,585	$702	$11,287

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

BAJA AQUA FARMS, S.A DE C.V.

CONDENSED CONSOLIDATED RESTATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(in thousands)

(Unaudited)

	Nine Months Ended
	2010	2009
Operating activities
Net income (loss)	$(3,476)	$427
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	17	11
Deferred income tax	—	4
Gain on sale fixed assets	(2)	(1,560)
Gain on insurance settlement	(1,097)	(900)
Changes in assets and liabilities:
Accounts receivable, trade	105	74
Accounts receivable, related party	(479)	477
Inventories	(10,960)	(1,447)
Refundable value added tax	185	15
Prepaid expenses and other current assets	391	(152)
Accounts payable, trade and accrued liabilities	1,215	(146)
Accounts payable, related party	5,521	1,082
Income taxes payable	(522)	(74)
Other liabilities	—	6
Net cash flows used in operating activities	(9,102)	(2,183)

Investing activities
Purchases of machinery and equipment	(1,449)	(684)
Proceeds from sales of machinery and equipment	58	2,246
Proceeds from insurance settlement	1,097	900
Net cash flows provided by (used in) investing activities	(294)	2,462

Financing activities
Bank financing	3,147	—
Purchase of 33% interest in Baja by Umami	7,670	—
Proceeds from related parties	—	183
Net cash flows provided by financing activities	10,817	183
Subtotal	1,421	462
Effect of exchange rate changes on the balances of cash held in foreign currencies	841	(70)
Cash and cash equivalents at beginning of year	610	66
Cash and cash equivalents at end of year	$2,872	$458

Supplemental cash flow information
Cash paid during the year for:
Interest	$60	$277
Income Taxes	—	—

Non-cash activities activities:
Sale of RMG to Corposa	$9,440	$—
Additional capital contribution related to Corposa buy-in	24,542	—
Adjustments of capital to Corposa and Holshyrna and cancellations of shares	(2,168)	—
Reimbursement of capital to Corposa	(7,670)	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

BAJA AQUA FARMS, S.A DE C.V.

NOTES TO INTERIM CONDENSED CONSOLIDATED RESTATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS

Baja Aqua Farms, S.A. de C.V. (“Baja” or the “Company”) fishes and farms Pacific Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market.

In 2008, Baja’s common stock was 99.98% owned by a wholly owned subsidiary of Ausa Ehf, an Icelandic private holding company (“Ausa”). In January 2009, such wholly owned subsidiary was merged into Holshyrna Ehf, resulting in Holshyrna directly owning 99.98% of Baja’s stock.

In January, 2010, Baja sold the shares of Rancho Marino Guadalupe, S.A. de C.V. (“RMG”), its then wholly owned subsidiary, to Corposa S.A. de C.V. (“Corposa”) for a nominal cash amount. See Note 8 – Related Parties for further detail.

On April 5, 2010, the Company’s shareholders recapitalized the Company by converting $24.5 million of debt owed to Corposa into equity. As a result, Corposa owned approximately 70% of the total outstanding shares of the Company after the reorganization. See Note 8 – Related Parties for further detail.

Following the recapitalization whereby Corposa acquired 70% interest in Baja and prior to the acquisition of the 33% interest in Baja by Umami, Baja effected certain recapitalizations of related party debt and shares.

On July 20, 2010, Corposa and Holshyrna entered into a stock purchase agreement with Umami Sustainable Seafood Inc. (Umami), Oceanic Enterprises, Inc. (“Oceanic”), and certain other parties, providing for the sale from Corposa and Holshyrna of 33% of the equity in Baja. The agreement provided for acquisition of 33% interest in Baja by Umami for $7.7 million, which included $4.9 million that had been advanced to Baja previously.

As part of the stock purchase agreement, Umami also acquired the option, exercisable by September 15, 2010, to purchase all remaining Baja shares in consideration for the issuance of a) 10,000,000 shares of Umami’s common stock and b) payment in cash of $9.3 million. On September 15, 2010, Umami exercised the option and on September 27, 2010, the parties entered into amendments to each of the agreements requiring certain capital distributions plus an additional $2.0 million related to the amendments to be made to the selling parties on or before November 30, 2010. On November 30, 2010, Umami consummated the acquisition of Baja. However, instead of making the $9.3 million cash payment described above, Umami paid $7.8 million in cash and issued zero interest promissory notes in the aggregate principal amount of $1.5 million on November 30, 2010. The notes, which were unsecured, were due and paid on December 10, 2010. As a result, on November 30, 2010, Baja became Umami’s 99.98% owned subsidiary.

Simultaneously with the acquisition agreements discussed above, an affiliate of Baja, Oceanic, was also acquired by Umami.

Baja’s core business activity is farming and selling Pacific Bluefin Tuna. The production is seasonal, as tuna is caught mostly during the period from May through August. Bluefin Tuna has a farming period between 0.5 years and 3.5 years. Most of Baja's sales transactions normally occur during the months of October through March.

Baja performs its operations through the use of employees provided by a third-party labor leasing contractor (Servicios Administrativos). This type of labor leasing arrangement is typical in Mexico and is routinely entered into for labor, regulatory and liability purposes. In addition, certain of Baja’s administrative functions are performed by Oceanic, Baja’s affiliate. Oceanic is incorporated in the United States, was wholly owned by Holshyrna Ehf (and, as of November 30, 2010, is 100% owned by Umami) and operates as a management services company for Baja.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Baja and its consolidated variable interest entity, Marpesca, have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All significant intercompany accounts and transactions have been eliminated. Certain information and note disclosures normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Accordingly, they should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2009.

6

The interim condensed consolidated financial statements at September 30, 2010 and for the nine months ended September 30, 2010 are unaudited. In the opinion of management, all adjustments and disclosures considered necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods have been included. These adjustments are of a normal recurring nature. However, the reported results for the interim period ended September 30, 2010 are not indicative of the results that may be expected for the fiscal year ending December 31, 2010. The December 31, 2009 year-end balance sheet data was derived from the audited financial statements and notes thereto for the fiscal year ended December 31, 2009.

Baja’s and Marpesca’s (see below) financial statements are maintained in Mexican Pesos (MXN), and have been remeasured into USD, their functional currency. The resulting gain or loss related to remeasurements is included in the statements of operations in gain/loss from foreign currency remeasurements. All amounts appearing in tables are stated in thousands of USD, unless indicated otherwise.

Transactions in foreign currencies are initially recorded at the exchange rates prevailing on the dates of the transactions. Non-monetary assets of Baja are remeasured at the historical exchange rate prevailing on the date of the transaction. Monetary assets and liabilities of Baja are remeasured at the spot rates at each balance sheet date. Revenues and expenses are remeasured at average exchange rates in effect during the period. The results of remeasurement gains and losses are reflected in the statements of operations in gain (loss) from foreign currency remeasurements.

Restatements

Baja’s financial statements as of and for the nine months ended September 30, 2010 and 2009 were restated for the following reasons:

▪	GAAP Presentation: Baja’s financial statements were originally prepared and presented in accordance with Mexican Financial Reporting Standards (MFRS). As such, the Company has adjusted and/or reclassified certain items to conform with US GAAP, including: foreign currency remeasurements of certain balance sheet and income statement balances; presentation of variable interest entity balances; cost accounting of inventory; and classification of certain asset, liability, income and expense balances.

▪	Classification of Owner Liabilities and Equity: Upon acquisition of the Company by Umami (see further discussion at Note 1 above), all related party liabilities and capital accounts were fully settled upon Umami’s payment of the purchase price to the related parties. As such, certain related party liabilities and equity balances have been reclassified to reflect this.

▪	Intercompany Balances: The Company determined that certain intercompany amounts had not been properly classified and/or eliminated. As such, the Company has reclassified and/or adjusted certain items to properly classify and/or fully eliminate these items in accordance with US GAAP.

▪	Tax Provision: Based upon certain of the changes noted above, the Company’s tax provision was adjusted in accordance with US GAAP.

The Company evaluated the effects of these adjustments on its consolidated financial statements as of and for the nine months ended September 30, 2010 and 2009 in accordance with the guidance provided by ASC 250, and based on its conclusions has restated its consolidated financial statements as follows:

	Condensed Consolidated Balance Sheet Information as of September 30, 2010
	As previously reported	Adjustments	Restated
Cash and cash equivalents	$2,867	5	2,872
Accounts receivable, trade, net	2,315	(1,807)	508
Accounts receivable, related party	115	553	668
Inventories	22,692	(833)	21,859
Refundable value added tax	—	767	767
Prepaid expenses & other current assets	221	(13)	208
Other assets	421	(421)	—
Property, machinery and equipment, net	3,759	17	3,776

Short-term borrowings	—	3,205	3,205
Accounts payable, trade	2,298	1,512	3,810
Accounts payable, related party	36,510	(24,219)	4,518
Income taxes payable	—	10	10
Deferred income taxes, current	—	55	55
Long term debt	3,200	(3,200)	—
Common stock	7,707	25,623	33,330
Accumulated deficit	(17,393)	(5,420)	(22,813)
Non-controlling interest in Marpesca	—	702	702

7

	Condensed Consolidated Statements of Operations for the Nine Months Ended September 30,
	2010			2009
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated
Net revenue	$6,043	(144)	5,899	$7,839	(19)	7,820
Cost of goods sold	(7,339)	501	(6,838)	(4,968)	(1,506)	(6,474)
Gross profit	(1,296)	357	(939)	(2,871)	4,217	1,346
General and administrative expenses	(3,318)	976	(2,342)	(3,283)	663	(2,620)
Operating loss	(4,614)	1,333	(3,281)	(412)	(862)	(1,274)
Gain on sale of fixed assets	—	2	2	—	1,560	1,560
Gain on insurance settlement	—	1,097	1,097	—	900	900
Other income, net	1,246	(1,569)	(323)	2,035	(2,127)	(92)
Loss from foreign currency remeasurements (included in comprehensive financing income)	(1,840)	929	(911)	(522)	168	(354)
Interest expense	—	(60)	(60)	—	(277)	(277)
Gain (loss) before income tax benefit	(5,208)	1,732	(3,476)	1,101	(638)	463
Income tax benefit (expense)	—	—	—	—	(36)	(36)
Net income (loss)	(5,208)	1,732	(3,476)	1,101	(674)	427
Net loss from discontinued operations	(144)	144	—	(486)	486	—
Net income (loss) attributable to Marpesca	—	614	614	—	(538)	(538)
Net income (loss) attributable to Baja stockholders	—	(2,862)	(2,862)	—	(111)	(111)

	Consolidated Statements of Stockholders’ Equity for the Nine Months Ended September 30, 2010
	Common Stock						Contributions for future						Non-Controlling Interest in
	Shares			Amount			increases in capital			Accumulated Deficit			Marpesca			Total Equity
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated
Balance, December 31, 2009	2,298	—	2,298	$12,291	$—	$12,291	$19,755	$(19,755)	$—	$(21,576)	$(8,536)	$(30,112)	$—	$88	$88	$10,539	$(28,204)	$(17,665)

Sale of RMG to Corposa	—	—	—	—	(1,335)	(1,335)	—	—	—	—	10,775	10,775	—	—	—	—	9,440	9,440

Purchase of 70% interest in Baja by Corposa	—	188,803	188,803	—	24,542	24,542	—	—	—	—	—	—	—	—	—	—	24,542	24,542

Additional capital contribution by Holshyrna related to Corposa buy-in	—	200	200	—	3,144	3,144	—	—	—	—	—	—	—	—	—	—	3,144	3,144

Adjustment of capital to Corposa and Holshyrna and cancellation of shares	—	(190,699)	(190,699)	—	(5,312)	(5,312)	—	—	—	—	—	—	—	—	—	—	(5,312)	(5,312)

Purchase of 33% interest in Baja by Umami	—	296	296	—	7,670	7,670	—	—	—	—	—	—	—	—	—	—	7,670	7,670

Reimbursement of capital to Corposa	—	—	—	—	(7,670)	(7,670)	—	—	—	—	—	—	—	—	—	—	(7,670)	(7,670)

Other				(4,584)	4,584	—	(19,755)	19,755	—	9,535	(9,535)	—	—	—	—	(14,805)	14,805	—

Net income (loss)	—	—	—	—	—	—	—	—	—	(5,352)	1,876	(3,476)	—	614	614	(5,352)	2,490	(2,862)
Balance, September 30, 2010	2,298	(1,400)	898	$7,707	$25,623	$33,330	$—	$—	$—	$(17,393)	$(5,420)	$(22,813)	$—	$702	$702	$(9,618)	$20,905	$11,287

8

	Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30,
	2010			2009
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated
Net income (loss)	$(5,208)	$1,732	$(3,476)	$1,101	$(674)	$427
Net loss from discontinued operations	(144)	144	—	(486)	486	—
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	366	(349)	17	305	(294)	11
Gain on sale of fixed assets	—	(2)	(2)	—	(1,560)	(1,560)
Gain on insurance settlement	—	(1,097)	(1,097)	—	(900)	(900)
Deferred income tax	(18)	18	—	(4)	8	4

Changes in assets and liabilities:
Accounts receivable, trade	3,503	(3,398)	105	(131)	205	74
Accounts receivable, related party	(197)	(282)	(479)	501	(24)	477
Inventories	(10,362)	(598)	(10,960)	(2,591)	1,144	(1,447)
Refundable value added tax	—	185	185	—	15	15
Prepaid expenses & other current assets	360	31	391	(161)	9	(152)
Accounts payable, trade	(376)	1,591	1,215	3,929	(4,075)	(146)
Accounts payable, related party	33,082	(27,561)	5,521	2,729	(1,647)	1,082
Income taxes payable	—	(522)	(522)	—	(74)	(74)
Other liabilities	—	—	—	—	6	6
Net cash used in operating activities	21,006	(30,108)	(9,102)	5,192	(7,375)	(2,183)
Net cash used in operating activities of discontinued operations	(4,893)	4,893	—	(5,546)	5,546	—

Purchases of machinery and equipment	(952)	(497)	(1,449)	(423)	(261)	(684)
Proceeds from sales of machinery and equipment	—	58	58	454	1,792	2,246
Proceeds from insurance settlement	—	1,097	1,097	—	900	900
Net cash provided by (used in) investing activities	(952)	658	(294)	31	2,431	2,462
Net cash provided by investing activities of discontinued operations	—	—	—	664	(664)	—

Bank financing (included in Proceeds from third parties (included in issuance of LT Debt))	3,200	(53)	3,147	—	—	—
Purchase of 33% interest in Baja by Umami (included in Reclassification of equity to accounts payable to related parties)	(29,453)	37,123	7,670	—		—
Proceeds from related parties	—	—	—	—	183	183
Repayments of note payable to financial institutions	(1,381)	1,381	—	(1,313)	1,313	—
Net cash provided by financing activities	(27,634)	38,451	10,817	(1,313)	1,469	183
Net cash provided by financing activities of discontinued operations	14,648	(14,648)	—	1.365	(1,365)	—

Subtotal	2,198	(777)	1,421	393	69	462
Effect of exchange rate changes on the balances of cash held in foreign currencies	—	841	841	—	(70)	(70)
Cash and cash equivalents at beginning of year	669	(59)	610	66	—	66
Cash and cash equivalents at end of year	2,867	5	2,872	459	(1)	458

9

Certain other items in the prior periods have been reclassified to conform with the September 30, 2010 presentation, with no effects on previously reported equity or net income (loss) attributable to Baja stockholders.

Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management exercises significant judgment in estimating the weight of the biomass of tuna inventories, recoverability of long-lived assets and utilization of deferred tax assets. Actual results may differ from those estimates.

Variable Interest Entity

Under ASC 810, a variable interest entity (“VIE”) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary. The primary beneficiary of a VIE has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE.

Based upon the criteria set forth in ASC 810, the Company has determined that it is the primary beneficiary in a VIE, Marpesca S.A. de C.V. (“Marpesca”), of which Baja is the primary beneficiary, as the Company absorbs significant economics of Marpesca, has the power to direct the activities that are considered most significant to Marpesca, and provides financing to Marpesca. In addition, Marpesca does not have the total equity investment at risk sufficient to permit it to finance its activities without the Company’s support. As such, Marpesca has been consolidated within the Company’s consolidated financial statements.

Revenue Recognition

Revenue is recognized when tuna inventory is delivered, the significant risks and rewards of ownership have been transferred to the buyer, the arrangement fee is fixed and determinable and collectability is reasonably assured. The delivery occurs either at the Company’s site in Mexico when loaded into a freezer vessel or container or at the auction house in Japan. The Company is responsible for the costs of shipping and handling up to the point of sale. These costs are included in the cost of goods sold. The Company does not incur any post sale obligations.

Value Added Tax (IVA)

Revenue is presented net of value added taxes collected. In Mexico, IVA (Impuesto al Valor Agregado, or VAT in Mexico), is not charged on exports, and Bluefin Tuna is classified as a food which is IVA exempt. The Company can claim back IVA paid on its business purchases. At December 31, 2009, the IVA rate for Mexico was 16%, and 11% for transactions conducted inside the border region. The amount receivable from the Mexican Tax authorities is recorded in the Company’s balance sheet as "Refundable value added tax."

Cost of Goods Sold

Cost of goods sold includes costs associated with the initial catching or purchasing of tuna and costs associated with towing fish to the Company’s farming operations, as well as farming costs, tuna shipping and handling costs and insurance costs related to the Company’s Bluefin Tuna inventories. The Company's farming costs include feed costs, which are the largest component of growing costs, as well as other costs of farming such as natural mortalities, employee compensation, benefits, and other employee-related costs for its farming personnel and direct costs incurred in the farming operation. Changes in cost of goods sold do not necessarily correlate with revenue changes. Costs of goods sold may be materially impacted by changes over which the Company has limited or no control, particularly feed costs.

General and Administrative Expenses

Selling and general administrative expenses consist of compensation, benefits, and other employee-related costs for executive management, finance, human resources and other administrative personnel, third-party professional fees, allocated facilities costs, and other operating expenses.

10

Long-Lived Assets

The Company reviews its long-lived assets for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and for tax loss carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period the changes are enacted. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), if any, projected future taxable income, and tax-planning strategies in making this assessment.

The Company evaluates its uncertain tax positions in accordance with the guidance for accounting for uncertainty in income taxes. The Company recognizes the effect of uncertain tax positions only if those positions are more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Recognized income tax positions are measured based on the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Guidance is also provided for recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Judgment is required in assessing the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax positions in income tax expense.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the related assets, which generally range from 3 to 20 years, using the straight line method. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. The gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the Statements of Operations.

Inventories

Inventories consist primarily of live Bluefin Tuna stock that are farmed until the tuna reaches desirable market size. Management systematically monitors the size, growth and growth rate of the tuna to estimate the quantity in kilograms at each balance sheet date. Livestock inventories are stated at the lower of cost, based on the FIFO cost method, or market. Inventories of fish feed are stated at the lower of cost, based on the average cost method, or market.

Management reviews inventory balances to estimate if inventories will be sold at amounts (net of estimated selling costs) less than carrying value. If expected net realizable value is less than carrying value, the Company would adjust its inventory balances through a charge to cost of goods sold.

During the fishing season, tuna is caught at sea and transported to the Company’s farm. This tuna is not included in the Company’s live stock inventory until it has been transferred into the farming cages and has been counted and the biomass assessed.

Costs associated with the fishing activities are accumulated in a separate inventory account and are transferred to live stock inventory when the biomass has been assessed at lower of cost or the net realizable value. Fishing costs include costs associated with the initial catching or purchasing of the Company’s tuna and costs associated with towing these fish to its farming operations, as well as farming costs, tuna shipping and handling costs and insurance costs related to its Bluefin Tuna inventories. The Company’s farming costs include feed costs, which are the largest component of growing costs, as well as other costs of farming such as employee compensation, benefits, and other employee-related costs for its farming personnel and direct costs incurred in the farming operation.

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Trade Accounts Receivable

Trade accounts receivable represents the balance owed to the Company by its customers in connection with sales transactions. An allowance for uncollectible accounts is determined by management based on a review of its accounts, with consideration of historical losses, industry circumstances and general economic conditions. Accounts are charged against the allowance when all attempts to collect have failed.

The total allowance for doubtful accounts was nil on December 31, 2009 and 2008, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid cash investments that mature in three months or less when purchased to be cash equivalents. The Company's bank deposits are generally not covered by deposit insurance.

NOTE 3 - INVENTORIES

Inventories were comprised as follows as of September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009
Bluefin Tuna	$21,443	$10,313
Fish feed and supplies	416	197
Total inventories	$21,859	$10,510

The Company’s inventory primarily consists of Bluefin Tuna, with a small amount consisting of feed stock and other supplies. Inventories are stated at the lower of cost, based on the FIFO cost method, or market. Cost includes all costs to acquire and to bring the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a quarterly basis and would record a provision for loss to reduce the computed cost if it exceeds the net realizable value.

The Company systematically monitors the size, growth and growth rate of its tuna to estimate total biomass at each balance sheet date. The Company tracks its tuna inventory by cage, physically counting all tuna entering the farm and estimating their weight utilizing slow motion computer monitored underwater camera technology. The Company also counts the tuna using the same technology when it transfers tuna to another cage or divides a cage. Cages are divided when biomass reaches the maximum level for a cage of that size.

The Company assesses tuna growth and average size based upon the quantity of feed and the expected food conversion ratio at that time of year for that size of tuna and the water temperature, as well as observation by its staff and, in some cases utilization of high-tech cameras. The Company measures actual fish mortality almost daily. Each month, the Company estimates its production by calculating its estimated growth of the biomass and subtracting estimated mortality.

During harvesting, the Company individually weighs each Bluefin Tuna harvested. The Company generally empties entire cages during the harvest. After emptying a cage, the Company compares differences between its recorded and estimated biomass for that cage and the actual biomass removed.

The Company charges abnormal mortalities, such as storm losses, against income in the period the loss occurs. During the nine months ended September 30, 2010, the Company had storm losses of approximately $3.3 million. The Company recovered $1.1 million of this amount from insurance claims in the nine months ended September 30, 2010. The total loss of $3.3 million is included in Cost of Goods Sold on the statement of income. There were no abnormal mortalities in the nine months ended September 30, 2009.

During the fishing season, the Company catches and transports Bluefin Tuna to its farm. It does not include this tuna in its livestock inventory until it has been transferred into its farming cages and has been counted and the biomass assessed. The Company accumulates costs associated with its fishing activities in a separate inventory account, "Fishing Season in Progress," and transfers these costs to livestock inventory once it assesses the Bluefin Tuna at the lower of cost or the net realizable value. The Company writes off any costs that are not recoverable in the period in which the tuna were recorded.

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NOTE 4 – PROPERTY, MACHINERY AND EQUIPMENT

Property, machinery and equipment were comprised as follows as of September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009
Cost:
Vessels	$3,584	$3,722
Machinery and equipment	3,148	2,196
Vehicles	214	197
Office furniture and equipment	38	35
Leasehold improvements	86	452
Construction in progress	10	13
	7,080	6,615
Less accumulated depreciation	(3,304)	(3,449)
Property, machinery and equipment, net	3,776	$3,166

Property and equipment is depreciated over the estimated useful lives of the related assets, using the straight line method. The useful life will depend upon the asset and its use estimated as follows:

Estimated Useful Lives
Buildings	20 years
Machinery and equipment	4 - 20 years
Vehicles	4 years
Computers	3 years
Office furniture and equipment	10 years

NOTE 5 – VARIABLE INTEREST ENTITIES

Under ASC 810, a VIE is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary. The primary beneficiary of a VIE has both the power to direct the activities that most significantly impact the entity's economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE.

Based upon the criteria set forth in ASC 810, the Company has determined that it is the primary beneficiary in a VIE, Marpesca, of which Baja is the primary beneficiary, as the Company absorbs significant economics of Marpesca and has the power to direct the activities that are considered most significant to Marpesca. As such, Marpesca has been consolidated within the Company’s consolidated financial statements.

Under Mexican law, a majority foreign-owned company cannot own the right to fish in Mexican waters. Baja’s farming operation needs access to various bait fish to feed the biomass at the farm. Marpesca is a Mexican-based fishing company that is owned 49% by Baja and 51% by one of the members of Baja’s management. Marpesca leases a fishing boat from Baja and has the right to fish for various bait fish. Baja provides financing for Marpesca and Marpesca does not have total equity investment at risk sufficient to permit it to finance its activities without the support of Baja. It also does not have the fixed assets that it requires to carry out these fishing activities without leasing them. Currently these are leased from Baja. The Company has therefore determined that Marpesca is a VIE for which the Company is the primary beneficiary.

The Company has determined that it has provided the majority of the financial support to Marpesca through various sources, including the purchase and sale of inventory. Selected balance sheet information related to these activities as of September 30, 2010 and December 31, 2009, and the results of its operations for the nine months ended September 30, 2010 and December 31, 2009 were as follows:

	Nine Months Ended September 30,
	2010	2009
Net revenue	$640	$656
Net income (loss)	410	529
Rental income and sale of inventory	640	656

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	September 30, 2010	December 31, 2009
Total assets	$910	$562
Total liabilities	4,686	3,545
Stockholders’ equity	(3,776)	(2,983)

A portion of the operating loss for the non-controlling interest of Marpesca is inventoried by Baja to reflect the actual operating costs of Marpesca’s bait operations.

NOTE 6 – SHORT-TERM BORROWINGS

In July 2010 Baja entered into a credit facility with Bancomer, a Mexican bank, for $3.2 million USD (40.0 million MXN) that was due July 2013 and accrued interest payable at a rate of TIEE +4.5% monthly. The loan was collateralized by certain Baja inventory. This facility was paid in full on April 1, 2011.

NOTE 7 –RELATED PARTIES

Related parties are those parties which have influence over the Company, directly or indirectly, either through common ownership or other relationship. The Company has had transactions with the following related parties: Oceanic Enterprises Inc. (“Oceanic”), an affiliate of Baja; Holshyrna Ehf (“Holshryna”), the Company’s majority shareholder at December 31, 2008 and 2009 (see further discussion at Note 1 above); and Corposa S.A. de C.V. (“Corposa”), a Mexico-based corporation that acquired the Company’s debt in the year ended December 31, 2008 (see further discussion below) and became the Company’s majority shareholder on April 5, 2010 (see further discussion at Note 1 above).

Financing Transactions

At December 31, 2007, the Company had term loans of $22.2 million due to Glitnir Bank HF, an Icelandic banking institution (“Glitnir”, an Iceland-based banking institution), and a term loan of $0.3 million due to Stadarholl HF, (Stadarholl, an Icelandic-based corporation (“Stadarholl”). The term loans due to Glitnir and Stadarholl originally had a maturity date of December 31, 2009 and accrued interest at a rate of LIBOR plus 1.5% to 2.25% and 9.92%, respectively, annually.

In December 2008, Baja entered into various agreements with Corposa, Grupo Pagnom. S.A. de C.V. (“Pagnom”), and Consorcio Zeami, S.A. de C.V. (“Zeami”), two Mexico-based corporations, whereby Corposa settled Baja’s term loans with Glitnir in exchange for a non-convertible debt instrument of equal principal amount (the “Debt Exchange”). As an integral part of the Debt Exchange, Baja advanced $4.2 million to Pagnom and Zeami in order to provide necessary funds to complete the Debt Exchange. The interest rate on the exchanged debt due to Corposa was zero and was due on demand.

On April 5, 2010 the resulting Corposa debt was exchanged for common stock in the Company representing approximately 70% of the then outstanding shares of Baja. As such, this balance has been classified in the Company’s balance sheet at December 31, 2009 as a long-term liability due to Corposa, and was converted to equity as of April 5, 2010.

Under the terms of the agreement in connection with the contribution of $7.7 million in capital by Umami to acquire its 33% interest on July 20, 2010, Corposa was entitled to a distribution of capital in the same amount. Such amount was paid in cash after September 30, 2010 and, accordingly, is shown as a payable to Corposa as of September 30, 2010.

The amounts advanced to Pagnom and Zeami were settled against amounts due to the owners prior to the initial purchase of 33% of Baja by Umami as described in Note 1. As such, these advances to Pagnom and Zeami have been classified in the Company’s balance sheet at December 31, 2009 as contra-liabilities against the balance due to the owners.

The amount due to Holshyrna at December 31, 2009 represents cash advances made by Holshyrna to fund the operations of the Company. These notes accrued interest at 6.8% per annum and were due on demand.

Sale of RMG to Corposa

In January 2010, Baja sold all of the outstanding shares of RMG to Corposa in exchange for a nominal amount of cash. As the transaction was between related parties no gain or loss was recognized as a result of the sale. Effective January 2010 RMG is no longer consolidated with Baja. The amount of liabilities in excess of assets ($9.4 million) at the time of the sale was recorded as an increase in the equity of Baja. Additionally, tax loss carry-forwards of $6.4 million remained with RMG and, accordingly are no longer available to Baja as of that date.

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Sales of Bluefin Tuna

For the nine months ended September 30, 2010 and 2009, Oceanic purchased a total of nil and $6.6 million, respectively, of Bluefin Tuna from the Company’s operations.

Related party amounts included in the Company’s balance sheet and income statement are as follows:

Balance Sheet	September 30, 2010	December 31, 2009
Accounts receivable, related parties
Oceanic Enterprises, Inc.	$2	$138
Atlantis Group hf	542	—
Rancho Marino Guadalupe	80	—
Employees and others	44	51
Total accounts receivable, related parties	$668	$189

Accounts payable, related parties
Corposa S.A. de C.V.	$7,670	$—
Oceanic Enterprises, Inc.	2,922	2,157
Umami Sustainable Seafood Inc.	1,606	—
Rancho Marino Guadalupe	(94)	—
Total accounts payable, related parties	$12,291	$2,157

Due to related parties
Holshyrna Ehf	$—	$3,768
Corposa S.A. de C.V.	—	19,534
Total due to related parties	$—	$23,302

	Nine Months Ended September 30,
Statements of Operations	2010	2009
Revenues:
Sales to Oceanic – included in net revenue	$—	$6,648

Costs and expenses:
Technical assistance and services provided to Oceanic – included in selling, general and administrative expenses	$1,800	$800

Interest income from Oceanic	$—	$91

NOTE 8 – INCOME TAXES

The Company calculates its interim tax provision in accordance with the guidance for accounting for income taxes in interim periods. At the end of each interim period, the Company estimates the annual effective tax rate and applies that tax rate to its ordinary year-to-date pre-tax income. The tax expense or benefit related to significant, unusual or extraordinary discrete events during the interim period is recognized in the interim period in which those events occurred. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

On October 1, 2007, Mexico enacted the 2008 Fiscal Reform Bill. Effective January 1, 2008, the bill repealed the existing asset-based tax system and established a dual income tax system consisting of a new minimum business flat tax (the Impuesto Empresarial a Tasa Unica or IETU) and the existing regular income tax (“ISR”). Under IETU, Mexico-based companies are taxed based on their cash-basis net income, consisting of certain specified items of revenue and expense, although the IETU is not creditable against future income tax liabilities. The IETU rates were 17.0% for 2009 and 17.5% for 2010 forward. ISR is computed taking into consideration the taxable and deductible effects of inflation. The ISR tax rate at both December 31, 2009 and 2008 was 21% for companies conducting businesses that are classified under special fiscal regimes in accordance with Mexican Income Tax Law. In general, companies must pay the higher of the ISR or the IETU. Companies determine their deferred income taxes based on the tax regime (ISR or IETU) it expects to be subject to in the future.

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The Company has determined that it will primarily be subject to the IETU in future periods. Accordingly, the Company recorded a tax benefit of nil and $36,000 for the nine months ended September 30, 2010 and 2009, respectively, for taxes under the IETU system.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective ISR or IETU tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company has established a valuation allowance of $0.6 million against certain of its deferred tax assets due to the uncertainty that such assets will be realized. The Company periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred tax assets will be realizable, the valuation allowance will be reduced.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment.

From time to time, the Company may take positions for filing its tax returns that may differ from the treatment of the same item for financial reporting purposes. The ultimate outcome of these items will not be known until the Mexican taxing authority has completed its examination or until the statute of limitations has expired. In these situations, the Company recognizes interest and penalties related to the uncertain tax positions in income tax expense. The Company did not have any accrued interest or penalties related to uncertain tax positions at September 30, 2010 or December 30, 2009. In addition, the Company did not have any unrecognized tax benefits at September 30, 2010 or December 31, 2009.

The tax years 2004 to 2009 remain open to examination by the Mexican taxing authorities at December 31, 2009.

NOTE 9 – STOCKHOLDERS’ EQUITY

Under Mexico’s General Corporate Law, Mexico-based corporations are required to transfer at least 5.0% of net income to a statutory legal reserve included in retained earnings until the reserve equals 20.0% of capital stock at par value (historical pesos). This reserve is required for all Mexico-based companies that have net profits and retained earnings. The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. In addition, the legal reserve must be replenished if it is reduced for any reason. At both September 30, 2010 and December 31, 2009, the Company had an accumulated deficit, and as such was not required to have established a statutory legal reserve.

NOTE 10 - OTHER INCOME AND EXPENSES

The significant components of the Company’s other income and expenses for the nine months ended September 30, 2010 and 2009 are as follows:

	For the nine months ended September 30,
	2010	2009
Lease and rental income	$226	$235
Other income (expense)	(549)	(327)
	$(323)	$(92)

NOTE 11 – INSURANCE SETTLEMENTS

In September 30, 2010, the Company received insurance proceeds totaling $1.1 million as settlement related to storm losses. In January 2010, due to extraordinary weather conditions, the Company suffered storm losses to some of its Bluefin Tuna inventory of approximately $3.3 million, which were written off in the six months ended June 30, 2010 in cost of goods sold on the statement of income. The Company filed a claim for these losses with its insurance company, for which they received approximately $1.1 million in insurance recoveries in September 2010.

In the nine months ended September 30, 2009, the Company received insurance proceeds totaling $0.9 million as part of a settlement of a loss incurred in the year ended December 31, 2005 resulting from the failure of a farming cage that collapsed and sunk which resulted in approximately $1.0 million in Bluefin Tuna to escape from the farm. The cost of the lost Bluefin Tuna was written off in the year ended December 31, 2005.

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NOTE 12 – COMMITMENTS AND CONTINGENCIES

In 2007, Baja was audited for the tax year 2002 by the Taxing Authority. Based on the audit, the Taxing Authority alleged that Baja owed additional taxes of approximately $1.5 million for items not deemed deductible and items regarded as income rather than as shareholder investments, plus interest and penalties of approximately $0.1 million. Baja appealed the ruling and the decision was reversed by the First Northwestern Regional Court of the Federal Court of the Fiscal and Administrative Justice on procedural grounds.

Subsequently, the Taxing Authority appealed the reversal. Baja filed for a joinder review for the purpose of upholding the reversal with the Second Collegiate of the Fifteenth Circuit Court, located in Mexicali, Baja California. On November 11, 2011, the Second Collegiate of the Fifteenth Circuit Court ruled that the Taxing Authority's appeal was unfounded and without merit and upheld the reversal in favor of Baja. This ruling is final and all liens and guarantees have been removed by the Taxing Authority.

NOTE 13 – SUBSEQUENT EVENT

As discussed in Note 1, on November 30, 2010 Baja became a 99.98% owned subsidiary of Umami and, effective on that date is now consolidated into the operating results of Umami.

The Company has evaluated subsequent events through June 1, 2012, the date through which these financial statements were available to be issued.

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